EXHIBIT 11

GCR HOLDINGS LIMITED AND SUBSIDIARY
COMPUTATION OF EARNINGS PER SHARE (unaudited)
(in thousands of U.S. dollars, except per share amounts)


                                                         Quarter Ended March 31           Six Months Ended March 31
                                                         1997           1996              1997              1996
                                                         ----           ----              ----              ----
PRIMARY:

Net Income                                           $    17,235         26,443            40,484       $    49,159

Weighted Average
Ordinary Shares Outstanding                           24,765,833     25,667,068        24,750,213        24,175,926


Dilutive Effect of Stock Options                         282,244        276,034           283,756           226,231
                                                     -----------    -----------       -----------       -----------
TOTAL                                                 25,048,077     25,943,102        25,033,969        24,402,157
                                                     ===========    ===========       ===========       ===========
NET INCOME PER ORDINARY SHARE (AFTER GIVING EFFECT
TO THE SHARE SPLIT)                                  $      0.69    $      1.02       $      1.62       $      2.01


FULLY DILUTED:

Net Income                                           $    17,235         26,443            40,484       $    49,159

Weighted Average
Ordinary Shares Outstanding                           24,765,833     25,667,068        24,750,213        24,175,926


Dilutive Effect of Stock Options                         286,963        293,829           286,115           272,114
                                                     -----------    -----------       -----------       -----------
Total                                                 25,052,796     25,960,897        25,036,328        24,448,040
                                                     ===========    ===========       ===========       ===========
FULLY DILUTED NET INCOME PER ORDINARY SHARE
(AFTER GIVING EFFECT TO THE SHARE SPLIT)             $      0.69    $      1.02       $      1.62       $      2.01


The calculation of fully diluted earnings per share is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.